Exhibit 5.1
August 15, 2011
Buckeye Partners, L.P.
One Greenway Plaza Suite 600
Houston, Texas 77046
Re: Buckeye Partners, L.P. — Registration Statement on Form S-3
Ladies and Gentlemen:
     We have acted as counsel to Buckeye Partners, L.P., a Delaware limited partnership (the “Partnership”), with respect to certain legal matters in connection with the preparation of the Registration Statement on Form S-3 (such Registration Statement, as amended on the effective date thereof being referred to herein as the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on the date hereof and to which this opinion is an exhibit. The Registration Statement relates to the offering for resale of up to 249,290 issued and outstanding Class B units representing limited partner interests in the Partnership (the “Outstanding Class B Units”), up to 1,487,284 Class B units representing limited partner interests which may be issued in lieu of future quarterly cash distributions (the “PIK Class B Units,” and together with the Outstanding Class B Units, the “Class B Units”), and up to 1,736,574 limited partnership units representing limited partner interests in the Partnership into which the Class B Units are convertible (“Converted LP Units,” and together with the Class B Units, the “Units”), for the account of the selling unitholders identified in the Registration Statement. We have also participated in the preparation of the prospectus relating to the Registration Statement and included as a part thereof (the “Prospectus”).
     In rendering the opinions set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction of (i) the Amended and Restated Agreement of Limited Partnership of the Partnership dated as of November 19, 2010, and Amendment No. 1 thereto, which is currently in effect (the “Partnership Agreement”), (ii) the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of Delaware pursuant to the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”), (iii) the Third Amended and Restated Limited Liability Company Agreement of Buckeye GP LLC, the general partner of the Partnership (the “Partnership GP”), dated as of November 19, 2010, and (iv) such other certificates, statutes and other instruments and as we have deemed necessary or appropriate for purposes of this letter. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Partnership and the Partnership GP and such agreements, certificates of public officials, certificates of officers or other representatives of the Partnership, the

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Partnership GP and others, and such other documents, certificates and records, as we have deemed necessary or appropriate as a basis for the opinions set forth herein.
     In our examination, we have assumed (i) the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents, (ii)  that parties to any executed documents, other than the Partnership, the Partnership GP, and the directors and officers of the Partnership GP, had the power, corporate or otherwise, to execute and deliver such documents, and the validity and binding effect thereof on such parties, (iii) that all information contained in all documents reviewed by us is true and correct, (iv) that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and comply with all applicable laws, and (v) that the Units will be issued and sold in compliance with applicable federal and state securities laws and in the manner specified in the Registration Statement and any applicable Prospectus Supplement.
     Based upon and subject to the foregoing, we are of the opinion that:
     1. the Outstanding Class B Units have been duly authorized and validly issued.
     2. with respect to the PIK Class B Units, they have been duly authorized and, when the Partnership has taken all necessary actions to approve the issuance of the PIK Class B Units in accordance with, and subject to, the conditions set forth in the Partnership Agreement, such PIK Class B Units will be validly issued.
     3. with respect to the Converted LP Units, they have been duly authorized and, when the Partnership has taken all necessary actions to approve the conversion of the Class B Units, and upon the conversion of the Class B Units to Converted LP Units in accordance with, and subject to, the conditions set forth in the Partnership Agreement, such LP Units will be validly issued.
     4. under the Delaware Act, the purchasers of the Units will have no obligation to make payments for their purchase of such Units or contributions to the Partnership solely by reason of their ownership of the Units or their status as limited partners of the Partnership.
     With respect to paragraph 4 immediately above, the Delaware Act provides that a limited partner who receives a distribution after which the liabilities of the Partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the Partnership, would exceed the fair value of the assets of the Partnership and knew at the time the distribution was in violation of the Delaware Act will be liable to the Partnership for the amount of the distribution for three years from the date of the distribution. Further, the Delaware Act provides that, upon the winding up of the Partnership, if (a) the Partnership distributes its

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assets other than in the following order: (i) to creditors in satisfaction of their liabilities; (ii) to partners and former partners in satisfaction of liabilities for distributions owed under the partnership agreement; (iii) to partners for the return of their contribution; and (iv) to the partners in the proportions in which the partners share in distributions and (b) the limited partner receives a distribution of assets other than the order described in (a) and knew at time the distribution was other than the order described in (a) such unitholder will be liable to the Partnership for three years from the date of the distribution. An assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of its assignor to make contributions to the limited partnership, excluding any obligations of the assignor with respect to wrongful distributions, as described above, except the assignee is not obligated for liabilities unknown to it at the time it became a limited partner and that could not be ascertained from the partnership agreement.
     The foregoing opinions are limited in all respects to the Delaware Act, the Delaware Limited Liability Company Act and the federal laws of the United States, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.
     We hereby consent to the reference to us under the heading “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement. By giving such consent we do not admit that we are within the category of persons whose consent is required under the Securities Act or the rules and regulations of the Commission issued thereunder.
     Very truly yours,
     /s/ Vinson & Elkins L.L.P.